Exhibit 99.1

Eaton Corporation Corporate Communications Eaton Center Cleveland, OH 44114 Tel: (216) 523-4736 Fax: (216) 523-4553 Email: garyklasen@eaton.com

Date	May 10, 2007

For Release	Immediately

Contact	Gary Klasen (216) 523-4736
Eaton Elects Scott L. King Senior Vice President And President — Automotive Group
CLEVELAND ... Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) announced today that Scott L. King has been elected to the position of senior vice president and president — Automotive Group. He reports to Alexander M. Cutler, Eaton chairman and chief executive officer. King succeeds Stephen M. Buente, who announced his retirement, effective July 1, after more than 30 years with Eaton.
King has been vice president and president — Powertrain and Specialty Controls Operations for the global automotive business since 2005. He was vice president — Sales and Marketing from 2001 to 2005 and previously held a number of senior sales and marketing positions within business units in the Automotive Group.
“Scott has substantial automotive industry experience and a proven record of success,” Cutler said. “He has a strong results orientation, and his proven leadership in strategy and marketing has contributed substantially to the success of the Automotive Group in the rapidly changing automotive industry. He will be an outstanding leader for Eaton’s automotive business.”
Prior to joining Eaton in 1996, King held various sales and marketing positions with a number of companies, several of which were in the automotive components industry. King has a Bachelor of Science degree in finance from Michigan State University and an MBA from the University of Michigan.
Buente began his career with Eaton in 1976 as an engineer in the engine valve business and was elected to his current position in August 2000.
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“Steve’s breadth and depth of experience in the automotive businesses, together with his outstanding performance and track record of success, has been a tremendous asset to Eaton,” Cutler said. “He is leaving a legacy of operating excellence and a strong management team in the Automotive Group.”
Eaton Corporation is a diversified industrial manufacturer with 2006 sales of $12.4 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 61,000 employees and sells products to customers in more than 125 countries.
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